Exhibit 99.1

EVI Industries Reports Record Second Quarter Results

Revenue increased 24% resulting in record revenue, gross profit, and operating profit, surpassed

$425M in revenues for the twelve months ended December 31, 2025, and continued investments in modernization and optimization initiatives.

Miami, Florida – February 9, 2026 – EVI Industries, Inc. (NYSE American: EVI) announced today its operating results for the second quarter of the fiscal year ending June 30, 2026. The Company also provided updates related to its buy-and-build growth strategy, growth opportunities, and continued investments in technology, modernization, and operational optimization initiatives.

Since commencing execution of its long-term growth strategy in 2016, EVI has transformed from a single-location business in Florida with 31 employees into a leading North American commercial laundry distribution and service enterprise encompassing 31 businesses and employing over 900 associates, including more than 200 sales professionals and over 425 service personnel. The disciplined execution of this strategy has driven compounded annual growth rates of approximately 30% in revenue, 16% in net income, and 27% in adjusted EBITDA over such ten-year period, and has established EVI as a leader in the highly fragmented commercial laundry industry.

A core strength of EVI’s growing enterprise is the depth of its customer relationships, supported by the largest sales and services organizations in the industry. To fully leverage this reach, the Company is making significant investments in people, processes, and technology aimed at building a more scalable, integrated, and efficient organization. These investments are expected to further enhance EVI’s ability to deliver best-in-class laundry solutions, expand complementary product and service offerings, respond more rapidly to technical service needs, and execute more coordinated and efficient equipment installations.  EVI also believes that its customer interactions serve as a significant source of insight which, when combined with the Company’s highly entrepreneurial culture, disciplined financial management, strong supplier relationships, and commitment to innovation, enable EVI to identify and pursue new growth opportunities and support long-term value creation.

Henry M. Nahmad, Chairman and Chief Executive Officer of the Company, commented: “EVI has built a differentiated enterprise with deep customer relationships, expansive sales and service reach, and a strategy to become the undisputed leader in our industry. The investments we are making today in people, technology, and operational capabilities are grounded in the strength of our underlying business. We believe these actions are expanding our competitive advantages, strengthening our foundation, and positioning EVI to deliver sustained growth, improved efficiency, customer satisfaction, and long-term value for our shareholders.”

Second Fiscal Quarter Performance

Compared to the three months ended December 31, 2024

■	Revenue increased 24% to a record $115.3 million,
■	Gross Profit increased 29% to a record $35.5 million, representing a record gross margin of 30.8%,
■	Operating Income increased 78% to a record of $4.2 million,
■	Net Income increased 110% to a record of $2.4 million, and
■	Adjusted EBITDA increased 49% to a record $7.7 million, or 6.6% of revenue.

Six-Months Performance

Compared to the six months ended December 31, 2024

■	Revenue increased 20% to a record $223.6 million,
■	Gross Profit increased 23% to a record $69.4 million, representing a gross margin of 31.1%,
■	Operating Income increased 6% to $7.8 million,
■	Net Income was $4.2 million compared to $4.4 million, and
■	Adjusted EBITDA increased 13% to a record $14.4 million, or 6.4% of revenue.

The Company delivered strong year-over-year revenue growth during the quarter, driven primarily by contributions from acquired businesses, while legacy operations also contributed to the increased revenues. Gross margin increased to a record 30.8% for the quarter and 31.1% for the six months ended December 31, 2025, reflecting favorable product mix, pricing discipline, and the continued benefits of strategic acquisitions, including Continental (formerly Girbau North America), which the Company acquired during the fiscal year ended June 30, 2025. During the second quarter, net income increased to 2.1% of revenue and adjusted EBITDA increased to 6.6% of revenue, reflecting strong underlying operating performance and continued execution across the business. Underlying operating margins increased compared to the prior-year periods, demonstrating improved efficiency within the Company’s core operations. Consolidated operating margin expansion was impacted by capital deployed in connection with modernization and optimization initiatives, integration efforts, and other investments to expand the Company’s organizational capabilities. As previously stated, management believes these investments are well supported by the Company’s operating performance and essential to building a more scalable, efficient, and resilient enterprise capable of delivering sustainable growth, margin expansion, and improved profitability over time.

Technology and Modernization Initiatives

EVI continued to advance the deployment of data-driven operational systems during the second quarter designed to improve service execution, decision support, and scalability. Investments in field service technology strengthened scheduling and service responsiveness, resulting in an approximate 13% improvement in average response time over the past twelve months. Adoption of the field service platform supported an average of just under 9,000 service appointments during the second quarter, consistent with normal seasonal service patterns.

During the second quarter, the Company expanded technician utilization analytics and operational dashboards to improve visibility into technician productivity, utilization, and monetization, supporting more effective staffing, scheduling, pricing, and margin management. Field service capabilities were further enhanced through real-time remote technical support and standardized maintenance workflows, reducing unnecessary site visits, improving service consistency, and lowering administrative effort. While these initiatives were recently commenced and take time to fully realize their potential, management has seen that they have contributed to a meaningful improvement in service margins, demonstrating the financial impact of technology-enabled service optimization as adoption scales.

EVI has also continued to invest in analytics-driven inventory and procurement tools across more than 15,000 SKUs sold over the twelve months ended December 31, 2025. These systems are being deployed in an effort to strengthen inventory controls, support integrated demand planning, and improve visibility across the full order continuum. By enabling tighter cross functional orchestration from sales order capture through purchase order execution and service delivery, these tools are intended to reduce latency, improve forecast accuracy, and minimize process variance. Management believes these initiatives will be critical to improving operating efficiency, working capital management, and long-term margin potential as the enterprise continues to grow.

Buy and Build Growth Strategy

As a highly regarded acquirer in the commercial laundry industry with a strong entrepreneurial culture, the Company continues to evaluate a robust pipeline of acquisition opportunities. In parallel, EVI is pursuing select strategic transactions intended to expand Continental’s product portfolio through partnerships with OEMs seeking accelerated and consistent access to a broad network of distributors, sales professionals, and end customers across North America.

The Company is also assessing differentiated growth initiatives in and around the laundry ecosystem. Management believes that EVI’s reputation as a trusted partner, combined with its expanded footprint and flexible operating platform, positions the Company to pursue a broad range of opportunities that can be supported by existing operations and capabilities.

Mr. Nahmad commented “Our strategy remains grounded in disciplined execution and thoughtful capital deployment. As we continue to build on our reputation as a trusted acquirer and partner in the commercial laundry industry, we are also taking a more expansive view of growth—evaluating opportunities that leverage our relationships, operating capabilities, and distribution reach. We believe this balanced approach positions us well to drive sustainable long-term value while maintaining the financial flexibility that has been central to our success.”

Capital Strength and Cash Flow

EVI continues to operate from a position of balance sheet strength and financial flexibility. The Company generated positive operating cash flow during both the three- and six-month periods ended December 31, 2025; however, operating cash flow for the periods was adversely impacted by a planned buildup of inventory associated with confirmed customer sales order contracts in backlog. Inventory increased by approximately $12 million during the six-month period ended December 31, 2025 in support of these sales orders.  Cash flows during the periods were also impacted by other strategic uses of cash, including the payment of an approximately $5 million cash dividend and the final payment of the purchase price related to the Continental acquisition. Despite these uses of cash, EVI maintains solid liquidity, strong working capital, and access to low-cost capital, supporting continued investment, disciplined growth initiatives, and acquisition activity.

Earnings Call and Additional Information

The Company has provided a pre-recorded earnings conference call, including a business update, which can be accessed under “Financial Info” in the “Investors” section of the Company’s website at www.evi-ind.com or by visiting https://ir.evi-ind.com/message-from-the-ceo. For additional information regarding the Company’s results for the quarter ended December 31, 2025, please see the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2025, as filed with the Securities and Exchange Commission on or about the date hereof.

Use of Non-GAAP Financial Information

In this press release, EVI discloses the non-GAAP financial measure of adjusted EBITDA, which EVI defines as earnings before interest, taxes, depreciation, amortization, and amortization of stock-based compensation. Adjusted EBITDA is determined by adding interest expense, income taxes, depreciation, amortization, and amortization of stock-based compensation to net income, as shown in the attached statement of Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Stock-based Compensation. EVI considers adjusted EBITDA to be an important indicator of its operating performance. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings, and the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA should not be considered as an alternative to net income or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method of analyzing EVI’s results as reported under GAAP.

About EVI Industries

EVI Industries, Inc., through its wholly owned subsidiaries, is a value-added distributor and a provider of advisory and technical services. Through its vast sales organization, the Company provides its customers with planning, designing, and consulting services related to their commercial laundry operations. The Company sells and/or leases its customers commercial laundry equipment, specializing in washing, drying, finishing, material handling, water heating, power generation, and water reuse applications. In support of the suite of products it offers, the Company sells related parts and accessories. Additionally, through the Company’s robust network of commercial laundry technicians, the Company provides its customers with installation, maintenance, and repair services. The Company’s customers include retail, commercial, industrial, institutional, and government customers. Purchases made by customers range from parts and accessories to single or multiple units of equipment, to large complex systems as well as the purchase of the Company’s installation, maintenance, and repair services.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “could,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward looking statements. Forward looking statements may relate to, among other things, events, conditions, and trends that may affect the future plans, operations, business, strategies, operating results, financial position and prospects of the Company. Forward looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward looking statements. These risks and uncertainties include, among others, those associated with: general economic and business conditions in the United States and other countries where the Company operates or where the Company’s customers and suppliers are located; economic uncertainty, including as it relates to governmental measures such as the imposition of tariffs and their effect on the pricing and demand for, and availability of, the Company’s products, global trading markets, credit markets, industry conditions, economic conditions generally or otherwise on the Company and its business and results; currency exchange fluctuations, including that a weakening of the U.S. dollar would result in increased costs, which in turn would negatively affect the Company’s operating results; industry conditions and trends; credit market volatility; risks related to supply chain delays and disruptions and their impact on the Company’s business and results, including the Company’s ability to deliver products and services to its customers on a timely basis; risks relating to inflation  and other price increases (including due to the imposition of tariffs), and their impact on the Company’s costs and results (including that, if desired, the Company may not be able to successfully increase the price of its products and services to offset such costs, in whole or in part, and that price increases may result in reduced demand for the Company’s products and services); risks related to interest rate increases, including the impact thereof on the cost of the Company’s indebtedness and the Company’s ability to raise capital if deemed necessary or advisable; the Company’s ability to implement its business and growth strategies and plans, including changes thereto; risks and uncertainties associated with the Company’s “buy-and-build” growth strategy, including, without limitation, that the Company may not be successful in identifying or consummating acquisitions or other strategic transactions, integration risks, risks related to indebtedness incurred by the Company in connection with the financing of acquisitions and other strategic transactions, dilution experienced by the Company’s existing stockholders as a result of the issuance of shares of the Company’s common stock in connection with acquisitions or other strategic transactions (or for other purposes), risks related to the business, results, operations and prospects of acquired businesses, risks that suppliers of the acquired business may not consent to the transaction or otherwise continue its relationship with the acquired business following the transaction and the impact that the loss of any such supplier may have on the results of the Company and the acquired business, risks that the Company’s goals or expectations with respect to acquisitions and other strategic transactions may not be met, and risks related to the accounting for acquisitions; risks that initiatives and investments, including, without limitation, investments in acquired businesses and technology and modernization initiatives (including in business intelligence tools, the Company’s field service software and other technology and modernization investments described in this press release), may not result in the benefits anticipated; the Company’s service operations and capabilities may not expand; the impact of measures which the Company may take from time to time in connection with its expansion efforts and pursuit of market share growth, including that they may not be successful and may adversely impact the Company’s gross margin and other financial results; technology changes; competition, including the Company’s ability to compete effectively and the impact that competition may have on the Company and its results, including the prices which the Company may charge for its products and services and on the Company’s profit margins, and competition for qualified employees; risks relating to the Company’s relationships with its principal suppliers and customers, including the impact of the loss of any such relationship; risks related to the Company’s indebtedness; the availability, terms and deployment of debt and equity capital if needed for expansion or otherwise; risks of cybersecurity threats or incidents, including the potential misappropriation or use of assets or confidential information, corruption of data or operational disruptions; and that dividends may not be paid in the future. Reference is also made to the other economic, competitive, governmental, technological and other risks and factors discussed in the Company’s filings with the SEC, including, without limitation, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025. Many of these risks and factors are beyond the Company’s control. Further, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake to, and specifically disclaims any obligation to, update, revise or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EVI Industries, Inc.

Condensed Consolidated Results of Operations (in thousands, except per share data)

	Unaudited	Unaudited	Unaudited	Unaudited
	6-Months	6-Months	3-Months	3-Months
	Ended	Ended	Ended	Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Revenues	$223,563	$186,336	$115,294	$92,711
Cost of Sales	154,141	129,959	79,764	65,189
Gross Profit	69,422	56,377	35,530	27,522
SG&A	61,611	48,998	31,281	25,132
Operating Income	7,811	7,379	4,249	2,390
Interest Expense, net	1,999	1,152	1,083	670
Income before Income Taxes	5,812	6,227	3,166	1,720
Provision for Income Taxes	1,595	1,867	796	591
Net Income	$4,217	$4,360	$2,370	$1,129

Net Earnings per Share
Basic	$0.28	$0.29	$0.16	$0.08
Diluted	$0.26	$0.29	$0.15	$0.07

Weighted Average Shares Outstanding
Basic	12,807	12,712	12,845	12,739
Diluted	13,667	13,124	13,637	13,182

EVI Industries, Inc.

Condensed Consolidated Balance Sheets (in thousands, except per share data)

	Unaudited
	12/31/2025	6/30/2025
Assets
Current assets
Cash	$4,250	$8,852
Accounts receivable, net	56,839	60,494
Inventories, net	78,038	66,059
Vendor deposits	1,841	1,396
Contract assets	8	289
Other current assets	11,940	8,346
Total current assets	152,916	145,436
Equipment and improvements, net	18,995	17,772
Operating lease assets	11,768	10,751
Intangible assets, net	29,316	30,875
Goodwill	92,226	91,667
Other assets	10,413	10,527
Total assets	$315,634	$307,028

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$54,416	$50,963
Accrued employee expenses	13,994	15,398
Customer deposits	21,456	24,316
Contract liabilities	3,028	408
Current portion of operating lease liabilities	3,889	3,778
Total current liabilities	96,783	94,863
Deferred income taxes, net	7,547	7,691
Long-term operating lease liabilities	9,335	7,997
Long-term debt, net	58,000	53,000
Total liabilities	171,665	163,551

Shareholders' equity
Preferred stock, $1.00 par value	—	—
Common stock, $.025 par value	328	325
Additional paid-in capital	113,944	111,219
Treasury stock	(6,625)	(5,155)
Retained earnings	36,322	37,088
Total shareholders' equity	143,969	143,477
Total liabilities and shareholders' equity	$315,634	$307,028

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	For the six months ended
	12/31/2025	12/31/2024
Operating activities:
Net income	$4,217	$4,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,962	3,107
Amortization of debt discount	—	17
Provision for expected credit losses	550	602
Non-cash lease expense	(28)	(18)
Stock compensation	2,643	2,263
Inventory reserve	600	647
(Benefit) provision for deferred income taxes	(144)	39
Other	25	(104)
(Increase) decrease in operating assets:
Accounts receivable	3,105	(5,952)
Inventories	(12,572)	(518)
Vendor deposits	(436)	(1,178)
Contract assets	281	244
Other assets	(2,040)	(2,100)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	6,542	(7)
Accrued employee expenses	(1,404)	(591)
Customer deposits	(2,860)	1,365
Contract liabilities	2,620	—
Net cash provided by operating activities	5,061	2,176

Investing activities:
Capital expenditures	(3,626)	(2,124)
Cash paid for acquisitions, net of cash acquired	(4,669)	(10,485)
Net cash used by investing activities	(8,295)	(12,609)

Financing activities:
Dividends paid	(4,983)	(4,593)
Proceeds from borrowings	52,000	45,000
Debt repayments	(47,000)	(30,000)
Repurchases of common stock in satisfaction of employee tax withholding obligations	(1,470)	(683)
Issuances of common stock under employee stock purchase plan	85	56
Net cash (used) provided by financing activities	(1,368)	9,780
Net decrease in cash	(4,602)	(653)
Cash at beginning of period	8,852	4,558
Cash at end of period	$4,250	$3,905

EVI Industries, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)

	For the six months ended
	12/31/2025	12/31/2024
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$2,074	$1,017
Cash paid during the period for income taxes	$1,590	$1,090

The following table reconciles net income, the most comparable GAAP financial measure, to Adjusted EBITDA.

EVI Industries, Inc.

Condensed Consolidated Earnings before Interest, Taxes, Depreciation, Amortization, and Amortization of Stock-based Compensation (in thousands)

	Unaudited	Unaudited	Unaudited	Unaudited
	6-Months	6-Months	3-Months	3-Months
	Ended	Ended	Ended	Ended
	12/31/2025	12/31/2024	12/31/2025	12/31/2024
Net Income	$4,217	$4,360	$2,370	$1,129
Provision for Income Taxes	1,595	1,867	796	591
Interest Expense, Net	1,999	1,152	1,083	670
Depreciation and Amortization	3,962	3,107	2,013	1,557
Amortization of Stock-based Compensation	2,643	2,263	1,402	1,196
Adjusted EBITDA	$14,416	$12,749	$7,664	$5,143

EVI Industries, Inc.

4500 Biscayne Blvd., Suite 340

Miami, Florida 33137

(305) 402-9300

Henry M. Nahmad

Chairman and CEO

(305) 402-9300

Craig Ettelman

Director of Finance and Investor Relations

(305) 402-9300

info@evi-ind.com